EXHIBIT (a)(5)(ii)

         [LETTERHEAD OF KCSA Public Relations Worldwide]


FOR:           AMREP CORPORATION
               641 Lexington Avenue
               New York, NY  10022

CONTACT:       Mohan Vachani
               Senior Vice President and
               Chief Financial Officer
               (212) 705-4700
               (212) 705-4740 (fax)

KSCA           Joseph A. Mansi
CONTACT:       (212) 896-1205 (phone)
               (212) 697-0910 (fax)
                jmansi@kcsa.com
                www.kcsa.com

                                        FOR IMMEDIATE RELEASE
                                        ---------------------

             AMREP CORPORATION ANNOUNCES RESULTS
                   OF SELF-TENDER OFFER
             ------------------------------------



          New York, June 7, 2000 -- AMREP Corporation (NYSE:AXR) today announced the preliminary results of its Dutch Auction self-tender offer to purchase shares of its common stock. The offer expired June 6, 2000 at 5 p.m. New York City time.

          AMREP commenced the tender offer for up to 725,000 shares ofits common stock on May 4, 2000, at a price range of $5.25 to $7.00 per share. Based on a preliminary count by The Bank of New York, the depositary for the offer, 588,584 shares were properly tendered and not withdrawn at prices at or below $7.00 per share. Based on this count, AMREP will accept for purchase at a price of $7.00 per share all such shares tendered. Payment for the shares will be made as soon as practicable after the final count by the depositary.

         After the purchase of the shares, AMREP will have approximately 6,650,000 shares of common stock outstanding. The closing price of
AMREP'S common stock on June 6, 2000 was $6 11/16.

        The information agent for the offer was D.F. King & Co., Inc.

        AMREP's subsidiary, AMREP Southwest Inc., is a leading developer of real estate in New Mexico, and its Kable News Company, Inc.
 subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.